AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
ENERGY INFRASTRUCTURE MERGER CORPORATION
UNDER SECTION 93 OF THE
BUSINESS CORPORATIONS ACT

The undersigned, (insert name and title of the person signing on behalf of the Corporation) of ENERGY INFRASTRUCTURE MERGER CORPORATION, a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending and restating the Articles of Incorporation of said Corporation pursuant to section 93 of the Business Corporations Act, hereby certifies that:

1.
The name of the Corporation is: ENERGY INFRASTRUCTURE MERGER CORPORATION but upon the filing of these Amended and Restated Articles of Incorporation the name of the Corporation shall be VAN ASIA TANKERS CORPORATION.

2.	The Articles of Incorporation were filed with the Registrar of Corporations as of the 30th day of November, 2007.

3.	The Articles of Incorporation are hereby replaced by the Amended and Restated Articles of Incorporation attached hereto as Exhibit A.

4.	These Amended and Restated Articles of Incorporation were authorized by actions of the Board of Directors and Shareholders of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on this ___ day of _______, 2008 and hereby affirms and acknowledges, under penalty of perjury, that these Amended and Restated Articles of Incorporation are the act and deed of the Corporation and that the facts stated herein are true.

Authorized Person PRINT NAME & TITLE

Exhibit A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

VAN ASIA TANKERS CORPORATION

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

First: The name of the corporation shall be: VAN ASIA TANKERS CORPORATION (the “Corporation”).

Second: The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O Box 1405, Majuro, Marshall Islands MH96960. The name of the Corporation's registered agent at such address is The Trust Company of the Marshall Islands, Inc.

Third: The purpose of the Corporation is to engage in any lawful act or activity relating to the business of owning or operating tanker ships and other types vessels used as a means of conveyance and transportation by water, any other lawful act or activity customarily conducted in conjunction with waterborne shipping.

Fourth: The Corporation shall have every power and privilege which a corporation now or hereafter organized under the Business Corporations Act (the “BCA”) may have. Without limiting the foregoing, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

Fifth: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Twenty Million (120,000,000) registered shares of which One Hundred Nineteen Million (119,000,000) shares shall be Common Stock of the par value of $.0001 US Dollars per share and One Million (1,000,000) shares shall be Preferred Stock of the par value of $.0001 US Dollars per share, of which one (1) share is designated as Special Voting Preferred Stock. Registered shares may not be exchanged for bearer shares.

(A) Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the BCA.

(B) Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation or as otherwise provided herein, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Sixth: This Article Sixth sets forth the respective rights of the holders of the Common Stock and Special Voting Preferred Stock:

(A) The Board of Directors may from time to time declare dividends if the Corporation authorizes payment of the same out of the funds of the Corporation lawfully available therefor. The holders of Common Stock and Special Voting Preferred Stock shall have equal rights to dividends declared by the Corporation, in proportion to the number of shares of Common Stock and/or Special Voting Preferred Stock held by each such holder (assuming full conversion at the then effective conversion rate of all outstanding shares of Special Voting Preferred Stock). Any dividend declared by the Corporation shall not be cumulative.

(B) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Common Stock and the Special Voting Preferred Stock in proportion to the number of shares of Common Stock and/or Special Voting Preferred Stock held by each such holder (assuming full conversion at the then effective conversion rate of all outstanding shares of Special Voting Preferred Stock). The holders of Common Stock and Special Voting Preferred Stock shall have equal rights to such distribution by the Corporation.

(C) Each share of Special Voting Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one share of Common Stock, provided that if the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of shares of Common Stock issuable on conversion of each share of Special Voting Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock and if the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on conversion of each share of Special Voting Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock. No fractional shares shall be issued upon the conversion of any share or shares of Special Voting Preferred Stock and the aggregate number of shares of Common Stock to be issued to a holder of Special Voting Preferred Stock shall be rounded down to the nearest whole share and the Corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Special Voting Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(D) Before any holder of Special Voting Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the capital stock of the Corporation, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Special Voting Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Special Voting Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(E) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Special Voting Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Special Voting Preferred Stock, in addition to such other remedies as shall be available to the holder of such Special Voting Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these Amended and Restated Articles of Incorporation.

(F) Except as provided by law or by these Amended and Restated Articles of Incorporation, the holder of each share of Special Voting Preferred Stock shall have the right to one vote for each share of Common Stock into which such Special Voting Preferred Stock could then be converted, and with respect to such vote, each holder of Special Voting Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

(G) The holders of Special Voting Preferred Stock shall be entitled to elect one Class A, one Class B and one Class C director of the Corporation (collectively, the “Special Voting Preferred Stock Directors”). The holders of Special Voting Preferred Stock and Common Stock (voting together as a single class and not as separate series) shall be entitled to elect the remaining directors of the Corporation.

Seventh: There shall be a minimum of one (1) director and a maximum of nine (9) directors who shall constitute the Board of Directors of the Corporation. The number of directors constituting the Board of Directors shall be fixed from time to time by the Board of Directors. Notwithstanding the foregoing, for so long as any shares of Special Voting Preferred Stock are issued and outstanding, the number of directors constituting the Board of Directors shall be nine (9), excluding the period between the issuance of Special Preferred Voting Stock and the election and qualification of directors to fill any vacancies on the board of directors and excluding any period between the death, resignation or removal of a director and the election and qualification of a successor director, during which periods the number of directors constituting the Board of Directors may be less than nine (9)).

The directors of the Corporation shall be divided into three classes, Class A, Class B and Class C, each of which will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors (provided that at any time the Board of Directors is comprised of less than three (3) members, the foregoing requirement for three classes shall not apply and there shall be only a single class of directors which shall be denoted as Class A).

The initial term of office of the Class A directors shall expire at the annual meeting of stockholders in 2009, the initial term of office of the Class B directors shall expire at the annual meeting of stockholders in 2010, and the initial term of office of the Class C directors shall expire at the annual meeting of stockholders in 2011, with each such class of directors to hold office until their successors have been duly elected and qualified. Directors retiring by rotation shall be eligible to be nominated for re-election. At each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes in such manner as the Board of Directors of the Corporation shall determine, but no decrease in the number of directors may shorten the term of any incumbent director.

Except as the BCA may otherwise require and as otherwise set forth below, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, shall be filled by, and only by, a vote of not less than sixty-six and two-thirds percent (66-2/3%) or more of the members of the entire Board of Directors then in office, although less than a quorum, or by the sole remaining director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified or until his or her earlier resignation or removal. Notwithstanding the foregoing, in the event of a vacancy in the office of any director elected by the holders of Special Voting Preferred Stock, a successor shall be elected to hold office for the unexpired term of such director by the holders of shares of such Special Voting Preferred Stock. Any director who shall have been elected by the holders of Special Voting Preferred Stock may be removed during such director’s term of office without cause by, and only by, the affirmative vote of the holders of the shares of the Special Voting Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders, and any vacancy thereby created may only be filled by the holders of Special Voting Preferred Stock represented at the meeting or pursuant to written consent.

At all meetings of the Board of Directors or any committee thereof, sixty-six and two-thirds percent (66-2/3%) or more of the members of the entire Board of Directors or such committee, as the case may be, present in person or by proxy, shall constitute a quorum for the transaction of business.

Eighth: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(A) Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

(B) Subject to the voting requirement stated in Clause F(5) below, the Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

(C) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the Marshall Islands, these Amended and Restated Articles of Incorporation and any Bylaws from time to time made by the stockholders; provided that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

(D) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. If the BCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the BCA, as so amended. Any repeal or modification of this paragraph (D) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

(E) The Corporation, to the full extent permitted by Section 60 of the BCA, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby. Any repeal or modification of this paragraph (E) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

(F) Except as the BCA may otherwise require and notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of sixty-six and two-thirds percent (66-2/3%) or more of the members of the entire Board of Directors shall be required to:

(1) change the number of directors which shall constitute the Board of Directors;

(2) establish any subsidiaries other than for the ownership and operation of oceangoing cargo vessels or to provide management or administrative support to the Corporation or any of its subsidiaries;

(3) issue or authorize for issuance any capital stock (or securities convertible into or exercisable or exchangeable for capital stock) of the Corporation or any of its subsidiaries,

(4) acquire any business or assets not related to the purpose of the Corporation as stated in Article Third of these Amended and Restated Articles of Incorporation;

(5) make, alter, amend, change, add to or repeal any provision of the Bylaws of the Corporation or any provision the articles of incorporation or the bylaws (or any similar governing documents) any of the Corporation’s subsidiaries;

(6) effect (a) any merger, consolidation or reorganization of the Corporation or any of its subsidiaries or (b) the sale, transfer, assignment or other disposition or any pledge or encumbrance of any assets of the Corporation or any of its subsidiaries;

(7) (a) enter into, assume or in any manner become liable under, any contract, agreement, lease or arrangement, (b) enter into any contract, agreement, lease or arrangement with any of the Corporation’s shareholders or any affiliate thereof or (c) incur, assume or guarantee any indebtedness for borrowed money (other than any working capital advances under any credit facilities approved by the Board of Directors);

(8) apply any of the assets of the Corporation or any of its subsidiaries to the redemption, retirement, purchase or other acquisition, directly or indirectly, of any securities or capital stock of the Corporation or any of its subsidiaries;

(9) (a) declare or pay any dividends or distributions with respect to any class of capital stock of the Corporation or any of its subsidiaries or (b) repay (with cash, stock, property or otherwise) any loans made to the Corporation or its subsidiaries by any of the Corporation’s shareholders or their respective affiliates;

(10) acquire or cause any subsidiary of the Corporation to acquire any stock or any assets of any other corporation, partnership or other entity;

(11) file or cause any subsidiary of the Corporation to file for bankruptcy or dissolve the Corporation or any of its subsidiaries; or

(12) enter into any agreement or covenant that obligates the Corporation to do any of the foregoing.

In addition to the requirements set forth in Section (F)(3) of this Article Eighth, and notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation, for so long as any shares of Special Voting Preferred Stock remain outstanding, the Special Voting Preferred Stock Directors shall be granted such number of votes with respect to any matter that would permit the authorization or issuance of any Preferred Stock (or securities convertible into or exercisable or exchangeable for Preferred Stock) such that the affirmative vote of a majority of the Special Voting Preferred Stock Directors shall be required to approve any such issuance or authorization.

In addition, and notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation), nominations of persons for election to the Board of Directors of the Corporation (including without limitation nominations for re-election of directors retiring by rotation) may be made:

(a) with respect to the nomination of each of the Special Voting Preferred Stock Directors, by the holders of Special Voting Preferred Stock for so long as any shares of Special Voting Preferred Stock are outstanding; or

(b) with respect to the nomination of any directors other than the Special Voting Preferred Stock Directors:

(i)  at the direction of the Board of Directors, only by either (1) the affirmative vote of a majority of the independent members of the entire Board of Directors (excluding any director retiring by rotation who is seeking re-election) or (2) the affirmative vote of sixty-six and two-thirds percent (66-2/3%) or more of the independent members of any nominating committee appointed by the Board of Directors (excluding any director retiring by rotation who is seeking re-election); or

(ii) as otherwise required by the BCA or any securities exchange on which the securities of the Corporation are listed.

Ninth: This Article Ninth anticipates the possibility that (a) Vanship Holdings Limited (“Vanship”) may be a significant shareholder of the Corporation, (b) certain officers and/or directors of the Corporation may also serve as officers and/or directors of Vanship, and (c) the Corporation and Vanship, either directly or through their subsidiaries, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities. The provisions of this Article Ninth shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation and its subsidiaries as they may involve Vanship and its subsidiaries, and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and shareholders in connection therewith.

(A) Except as may be otherwise provided in a written agreement between the Corporation and Vanship, Vanship shall have the right to engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any business opportunity, transaction or other matter (each a “Business Opportunity”) in which Vanship engages or seeks to engage merely because the Corporation engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity. Neither Vanship nor any officer or director thereof (provided that any such director or officer who is also an director or officer of the Corporation has acted in a manner consistent with the policy set forth in Section (C) of this Article Ninth below, to the extent it is applicable) shall be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its shareholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its shareholders by reason of Vanship exercising its right to engage in the same or similar activities or lines of business as the Corporation or by reason of any such director or officer’s participation in any such activities or lines of business.

(B) If Vanship acquires knowledge of a potential Business Opportunity that may be deemed to constitute a corporate opportunity of both Vanship and the Corporation, then Vanship (i) shall be deemed to have fully satisfied and fulfilled any duty (fiduciary or otherwise) to the Corporation and its shareholders with respect to such Business Opportunity, (ii) shall have no duty to communicate or offer such Business Opportunity to the Corporation, and (iii) shall not be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its shareholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its shareholders by reason of the fact that Vanship pursues or acquires such Business Opportunity for itself or directs such Business Opportunity to another person.

(C) If a director or officer of the Corporation who is also a director or officer of Vanship acquires knowledge of a potential Business Opportunity that may be deemed a corporate opportunity of both the Corporation and Vanship, such director or officer of the Corporation (i) shall be deemed to have fully satisfied and fulfilled his or her duty (fiduciary or otherwise) to the Corporation and its shareholders with respect to such Business Opportunity, (ii) shall have no duty to communicate or offer such Business Opportunity to the Corporation, and (iii) shall not be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its shareholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its shareholders by reason of the fact that Vanship pursues or acquires such Business Opportunity for itself, directs such Business Opportunity to another person, or does not communicate information regarding such Business Opportunity to the Corporation; provided that with respect to each of (i), (ii) and (iii) above, that such director or officer acts in a manner consistent with the following policy:

(1) a Business Opportunity offered to any person who is a director or officer of the Corporation, and who is also a director or officer of Vanship, shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation.

(2) otherwise, such Business Opportunity shall belong to Vanship.

(D) For purposes of this Article Ninth only (i) the term “Corporation” shall mean the Corporation and all persons in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, and (ii) the term “Vanship” shall mean Vanship and all persons (1) in which Vanship beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (2) which otherwise are affiliates of Vanship.

(E) Anything in these Amended and Restated Articles of Incorporation to the contrary notwithstanding, this Article Ninth shall automatically terminate, expire and have no further force and effect on the date that (i) Vanship and its subsidiaries cease to beneficially own Common Stock representing at least 10% of the total voting power of such Common Stock and (ii) no person who is a director or officer of the Corporation is also a director or officer of Vanship or a subsidiary or affiliate of Vanship. No addition to, alteration of or termination of this Article Ninth or any other provision of these Amended and Restated Articles of Incorporation shall eliminate or impair the effect of this Article Ninth on any act, omission, right or liability that occurred prior thereto.

Tenth: Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation), any proposed amendment, alteration, change or repeal of:

(A): Articles Third, Seventh, Eighth, Ninth and Tenth may be made upon the affirmative vote of:

(a) sixty-six and two-thirds percent (66-2/3%) or more of the members of the entire Board of Directors to adopt a resolution setting forth any proposed amendment, alteration, change or repeal of Articles Third, Seventh, Eighth and/or Ninth, declaring its advisability and either calling a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment, alteration, change or repeal or directing that such amendment, alteration, change or repeal be considered at the next annual meeting of the stockholders; and

(b) the holders of sixty-six and two-thirds percent (66-2/3%) or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) to adopt such amendment, alteration, change or repeal.

(B): Articles Fifth and Sixth may be made upon the affirmative vote of:

(a) sixty-six and two-thirds percent (66-2/3%) or more of the members of the entire Board of Directors to adopt a resolution setting forth any proposed amendment, alteration, change or repeal of Articles Fifth and/or Sixth, declaring its advisability and either calling a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment, alteration, change or repeal or directing that such amendment, alteration, change or repeal be considered at the next annual meeting of the stockholders; and

(b) the holders of a majority of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) to adopt such amendment, alteration, change or repeal.

In addition to the requirements set forth in Sections (A) and (B) of this Article Tenth, for so long as any shares of Special Voting Preferred Stock are outstanding, any proposed amendment, alteration, change or repeal to these Amended and Restated Articles of Incorporation that would adversely affect, alter or change the powers, preferences or special rights of the holders of Special Voting Preferred Stock or the Special Voting Preferred Stock Directors shall require the affirmative vote a majority of the outstanding shares of Special Voting Preferred Stock.